SNET MANAGEMENT PENSION PLAN

A summary of amendments to the SNET Management Pension Plan ("Plan") is as follows:

Effective April 1, 1996:
An annuitant of any former employee who received a disability pension on or after January 1, 1976 and is receiving an annuitant pension as of April 1, 1996 shall be eligible to receive this pension payable from the trust fund instead of SNET operating funds.

Effective June 1, 1996:
The termination of employees who received benefits under the SNET Management Severance Pay Plan shall not be considered as a temporary layoff for purposes of this Pension Plan. If such an employee is rehired, except as provided in Sec. 6, Paragraph 4, the continuity of service shall be deemed to have been broken for all purposes and such employee shall not receive service credit under the Sec. 6, Paragraph 6 of the Pension Plan. However, this amendment shall have no effect to any employee who was offered the Severance Pay Plan prior to June 1, 1996 and left SNET with Severance Plan benefits on or after June 1, 1996 and prior to January 1, 1997.

Effective September 15, 1996:
Employees can no longer submit written direction that any death benefit be payable to a qualified beneficiary in monthly installments.

Surviving spouses of terminated employees may elect to defer receipt of their pension benefits until a later date, up to when the employee would have reached age 65.

Effective October, 1996 and later:
For purposes of determining the maximum pension benefit payable and distributed under this Plan under the IRC Section
415(b)(2)(E), the interest and mortality provisions of the Uruguary Round Agreement Act (GATT) which provided for the use of the 30-Year Treasury rate and the table prescribed by the Secretary of the Treasury under Code Section 417(e)(3) are repealed and the interest and mortality rate assumptions previously in effect prior to the adoption of GATT have been reinstated.

Effective December 18, 1996:
The "Consent to Receive Distributions" provisions of the Plan are amended to provide that if the employee notifies SNET in writing of his election to begin receiving his pension payments after the 90-day election period, the monthly pension payments shall be payable beginning the day SNET receives the election form, unless the Secretary is made aware in writing during the 90-day election period of a pending divorce action which may assign pension benefits to the Alternate Payee, or is made aware by the employee in writing after the 90-day election period that such employee did not receive such written explanation of election and consent as provided in Paragraph (4)(B) of this Article VII, or the Secretary is made aware by the Employee in writing during the 90-day election period that such employee has notified the Company that he or she is contesting his or her termination of employment from SNET or a Participating Company through a grievance, arbitration, lawsuit or complaint with an administrative agency with appropriate jurisdiction and the secretary approves, in his or her discretion, monthly pension payments when elected within the 90 day election period begin the day following the Employee's termination of employment date or such other pension distribution options, including the lump sum distribution option, otherwise available only upon termination of employment.